                                                                   Exhibit 10.4



                            LOAN ASSUMPTION AGREEMENT

                  THIS LOAN ASSUMPTION AGREEMENT (this "Agreement") is entered into as of January 8, 2003, by and among Sherwood Partners, Inc., a California corporation ("Sherwood"), solely as the assignee for the benefit of creditors of Asera, Inc., a Delaware corporation ("Asera"), SEEC, Inc., a Pennsylvania corporation ("SEEC"), and Venture Lending & Leasing III, Inc. ("VLL") in its capacity as collateral agent ("Agent") for itself as a lender and for the WTI Syndicate (hereinafter defined), Third Coast Capital a Division of DVI Financial Services, Inc. ("TCC"), Venture Banking Group, a Division of Cupertino National Bank ("VBG"), GATX Ventures, Inc. ("GATX"), and Heller Financial Leasing, Inc., a GE Capital company ("Heller") (VLL, TCC, VBG, GATX and Heller are hereinafter referred to collectively as the "WTI Syndicate").

                                    RECITALS

                  WHEREAS, pursuant to that certain Loan Agreement dated as of April 24, 2001, as amended by that certain letter agreement dated August 6, 2002 and that certain letter agreement dated November 15, 2002 (as the same may from time to time be amended, supplemented, or otherwise modified, the "Syndicate Loan Agreement"), by and among Asera, Agent and the WTI Syndicate, the WTI Syndicate has made term loans to Asera. The aggregate amount of the loans outstanding under the Syndicate Loan Agreement, as of January 6, 2003, is approximately $2,129,244.28;

                  WHEREAS, Asera's repayment obligations of all indebtedness, accrued and unpaid interest thereon, and any other amounts owing by Asera to the WTI Syndicate pursuant to the Syndicate Loan Agreement and other Loan Documents (as such term is defined in the Syndicate Loan Agreement; and for purposes of this Agreement, all such Loan Documents are hereinafter referred to, collectively, as the "Syndicate Loan Documents") (all such indebtedness, collectively, the "Syndicate Indebtedness"), is secured by the Collateral (as such term is defined in the Syndicate Loan Agreement);

                  WHEREAS, concurrently with the execution hereof, Asera intends to make a general assignment for the benefit of creditors (the "Assignment") whereby all of its assets (including, without limitation, the Collateral) will be transferred to Sherwood as the assignee (hereinafter Sherwood shall be referred to as the "Assignee");

                  WHEREAS, concurrently with the execution hereof but effective as of immediately following the Assignment, the Assignee has agreed to sell, and SEEC has agreed to purchase, the Required Assets (as such term is defined in the Asset Purchase Agreement (defined below), a true, correct and complete copy is attached hereto as Exhibit "A") including, without limitation, the Collateral, and assume the Assumed Liabilities (as such term is defined in the Asset Purchase Agreement), including, without limitation, a portion of the Syndicate Indebtedness, pursuant to that certain Asset Purchase Agreement dated as of January 8, 2003 (the "Asset Purchase Agreement"), by and among the Assignee and SEEC (such sale and purchase, the "Asset Sale");



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                  WHEREAS, in connection with the Asset Sale, the WTI Syndicate desires that SEEC assume a portion of the Syndicate Indebtedness, subject to the terms and conditions hereof; and

                  WHEREAS, concurrently herewith, each of (i) Comdisco, Inc. and
(ii) KPCB Holdings, Inc., as nominee, a Delaware corporation ("KPCB"), as representative and collateral agent for and on behalf of the Bridge Lenders (as such term is defined in that certain Note and Warrant Purchase Agreement dated as of November 15, 2002, by and among Asera, KPCB and the other signatories thereto) are entering loan assumption agreements with the Assignee and SEEC.

                                    AGREEMENT

                  NOW THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties agree as follows:

         Section 1. Assumption of Indebtedness.

                  (a) Assumption. Subject to the terms hereof, SEEC hereby assumes, as of the Effective Date (as defined herein), a $1,064,622.14 portion of the outstanding Syndicate Indebtedness (the "Restructured Syndicate Debt"). The Restructured Syndicate Debt shall accrue simple interest from and after January 7, 2003 at a non-default rate of $591.46 per day until paid.

                  (b) Payment of Assumed Obligations. SEEC acknowledges that the obligations assumed pursuant hereto under the Syndicate Loan Documents (i) are owing to the WTI Syndicate from Asera, and (ii) upon the Effective Date will be owing to the WTI Syndicate from SEEC, without any defense, offset or counterclaim of any kind or nature whatsoever as of the date hereof. SEEC shall pay the Restructured Syndicate Debt, and accrued interest thereon, in full, on or before the Effective Date, by wire transfer to the account designated in "Exhibit C" attached hereto, or by other cash equivalent payment reasonably acceptable to Agent.

                  (c) Consents and Waiver.

                           (i) Assignment for the Benefit of Creditors. Subject
to the provisions hereof, both of Agent and each lender in the WTI Syndicate, will and hereby does consent to Asera's making a general assignment for the benefit of creditors and naming Sherwood as the Assignee. It shall be a condition precedent to effectiveness of the consent set forth in this Section 1(c)(i) hereof, that the Closing (as such term is defined in the Asset Purchase Agreement) shall have occurred under the Asset Purchase Agreement as in effect on the date hereof and subject to no amendments except as expressly consented to by the Majority Syndicate Lenders (as such term is defined in Section 6 of this Agreement).

                           (ii) Asset Sale. Subject to the provisions hereof and
the satisfaction of all of the conditions precedent set forth in Section 6 of this Agreement, both of Agent and each lender in the WTI Syndicate, will and hereby does consent to the sale of the Required Assets to SEEC.

                           (iii) Conversion of Bridge Indebtedness. Subject to
the provisions hereof and the satisfaction of all of the conditions precedent



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set forth herein and in that certain Consent and Agreement of even date herewith, a true, correct and complete of which is attached hereto as "Exhibit B" (the "Consent"), by and among KPCB, Asera, Sherwood and SEEC, Agent and each lender in the WTI Syndicate, will and hereby does consent to the Bridge Conversion (as such term is defined in the Consent).

                           (iv) Waiver. Effective upon the granting of the
consents described in Sections 1(c)(i), 1(c)(ii) and 1(c)(iii) hereof, each of the Agent and the WTI Syndicate hereby waive any and all defaults or Events of Default under the Syndicate Loan Documents that may have occurred or shall occur as a result of the Assignment, Asset Sale or Bridge Conversion. Effective as of the Effective Date, the execution and delivery of this Agreement by the Agent and the WTI Syndicate shall constitute a cure of any such default or Event of Default.

         Section 2. No Further Liability. It is the intention of the Agent and the WTI Syndicate to not retain as liable parties all makers and endorsers of the Syndicate Loan Documents and such maker, endorser, or guarantor is hereby, as of the Effective Date, released by virtue of this Agreement and the assumption of the Restructured Syndicate Debt by SEEC pursuant hereto (subject to revival and reinstatement under Section 5).

         Section 3. Release of Agent and WTI Syndicate. To the fullest extent permitted by applicable law, except for Assignee's respective claims under this Agreement, Assignee, for itself and on behalf of Asera, on the one hand, releases each of the Agent and the WTI Syndicate, on the other, from any and all claims, demands, debts, issues, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, then existing or thereafter arising, that are based in whole or part on any act, omission or other occurrence relating to the Syndicate Loan Documents and the transactions contemplated therein or arising in connection therewith, including, without limiting the generality of the foregoing, those arising in connection with any written or oral communications between or among any of them or any other person or entity, or the actions of any of them, as the case may be, or their officers, directors, shareholders, employees, attorneys, agents, successors, assigns, heirs and representatives in connection with any of the foregoing, and further including any claims of the Assignee with respect to fraudulent of preferential transfers or claims of a similar nature. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IT IS AWARE OF, FAMILIAR WITH, UNDERSTANDS, AND EXPRESSLY WAIVES THE PROVISIONS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE, AND ANY OTHER SIMILAR STATUTE, CODE, LAW OR REGULATION TO THE FULLEST EXTENT IT MAY WAIVE SUCH RIGHTS AND BENEFITS. SECTION 1542 PROVIDES:

         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

         Section 4. Assignee to Administer Assets and Liabilities of Asera. As a material inducement to the WTI Syndicate to enter into this Agreement, Assignee agrees that it will fully and finally administer the assets and liabilities of Asera as an assignee for the benefit of creditors under applicable California law, and Assignee, for itself and on behalf of Asera, covenants and agrees that it will not file a petition for bankruptcy relief with respect to Asera or its assets. Assignee, for itself and on behalf of


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Asera, acknowledges that the WTI Syndicate is relying on Assignee's agreements herein, and in the concurrent consents of Comdisco and KPCB and consummation of the Asset Purchase Agreement, to constitute the functional equivalent of, and to be in lieu of, a Chapter 7 liquidation of Asera; that the WTI Syndicate intends that consummation of this Agreement shall be the full and final resolution of all of its rights and obligations with respect to Asera and its assets; and that the WTI Syndicate would not have entered into this Agreement and granted to Asera the accommodations provided herein (in particular, the release from obligations provided by Section 2), but for the agreements of the Assignee under this Section 4.

         Section 5. Revival of Obligations. If the WTI Syndicate shall hereafter be required in any bankruptcy case, legal action or comparable proceeding to refund or disgorge all or any portion of any payment made by or on behalf of Asera or SEEC with respect to the outstanding Syndicate Indebtedness or other Obligations (as defined in the Syndicate Loan Agreement), or the value thereof, then, (i) the liabilities of the Asera shall be automatically revived, reinstated and restored in such amount or amounts and shall exist as though such consideration or portion thereof had never been paid or delivered to the WTI Syndicate, (ii) the provisions of Section 2 shall be rendered null, void and of no effect whatsoever

         Section 6. Effective Date. This Agreement shall not be effective until each of the following conditions precedent has been fulfilled to the satisfaction of the lenders in the WTI Syndicate holding at least 66-2/3% of the outstanding aggregate principal amount of the Restructured Syndicate Debt ("Majority Syndicate Lenders") (such date, the "Effective Date"):

                  (a) Closing of Asset Sale. The Closing (as such term is defined in the Asset Purchase Agreement) of the Asset Sale pursuant to the Asset Purchase Agreement in form and substance satisfactory to the Majority Syndicate Lenders shall have occurred;

                  (b) Legal Fees. Asera shall have paid to the Agent Ten Thousand Two Hundred Fifteen and 19/100 Dollars ($10,215.19), which payment represents all outstanding attorneys' fees, costs and expenses owing by Asera to the Agent and WTI Syndicate as of November 30, 2002; and Asera shall have paid to Agent or its counsel, Greene Radovsky Maloney & Share LLP, an amount necessary to reimburse Agent for the attorneys' fees, costs and expenses incurred by Agent in connection the preparation and negotiation of this Agreement as of the Effective Date in an amount not to exceed $14,000.00;

                  (c) Repayment. As previously agreed by Asera and the WTI Syndicate in that certain letter agreement dated November 15, 2002, on or about January 3, 2003, Asera shall have made a payment to Agent on behalf of the lenders in the WTI Syndicate of One Million Dollars ($1,000,000.00), and Agent shall have disbursed to each member of the WTI Syndicate its pro rata portion of such payment;

                  (d) Appointment of Assignee. Asera shall have effected the Assignment and Sherwood shall be duly appointed as the Assignee;

                  (e) Loan Assumptions. KPCB and Comdisco shall have entered into loan assumption agreements in substantially the forms provided to the WTI Syndicate on or about January 7, 2003, and such assumption agreements shall have become effective; and


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

                  (f) Repayment of Restructured Syndicate Debt. SEEC shall have paid the Restructured Syndicate Debt in accordance with Section 1(b).

         Section 7. Waivers. To the maximum extent permitted by law, SEEC waives
(a) all rights to require Agent or the WTI Syndicate to proceed against Asera or Sherwood, or proceed against, enforce or exhaust any security for the Obligations (as such term is defined in the Syndicate Loan Agreement) or to marshal assets or to pursue any other remedy in Agent's or the Syndicate's power whatsoever; (b) all defenses arising by reason of any disability or other defense of Asera or Sherwood, the cessation for any reason of the liability of Asera or Sherwood, any defense that any other indemnity, guaranty or security was to be obtained, any claim that the WTI Syndicate has made SEEC's obligations more burdensome or more burdensome than Sherwood's or Asera's obligations, and the use of any proceeds of the Obligations other than as intended or understood by the WTI Syndicate or SEEC; (c) all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of acceptance of this Agreement, and all other notices or demands to which SEEC might otherwise be entitled; (d) all rights to file a claim in connection with the Obligations in a proceeding filed by or against Asera or Sherwood; (e) all rights to require the Agent or the WTI Syndicate to enforce any of its remedies and (f) until the Obligations are satisfied or fully paid, with such payment not subject to return: (i) all rights of subrogation, contribution, indemnification or reimbursement, (ii) all rights, remedies and defenses SEEC may have or acquire against Agent or the WTI Syndicate.

         Section 8. Miscellaneous.

                  (a) Notice. All notices and other communications required or permitted under this Agreement shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy, overnight delivery service or registered or certified United States mail, addressed to the address set forth on the signature page hereto (with copies to such other parties as noted thereon), or such other address as a party may provide to the other no later than ten (10) days prior to any such notice or communication. All notices and other communications shall be effective upon the earlier of actual receipt thereof by the person to whom notice is directed or (i) in the case of notices and communications sent by personal delivery or telecopy, one business day after such notice or communication arrives at the applicable address or was successfully sent to the applicable telecopy number, (ii) in the case of notices and communications sent by overnight delivery service, at noon (local time) on the second business day following the day such notice or communication was sent, and (iii) in the case of notices and communications sent by United States mail, seven days after such notice or communication shall have been deposited in the United States mail.

                  (b) Governing Law. This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of California without any regard to conflicts of law principals.

                  (c) Amendments. Prior to the Effective Date, any provision of this Agreement may be amended by a written instrument signed by the Assignee, SEEC and Majority Syndicate Lenders. From and following the Effective Date, any provision of this Agreement may be amended by a written instrument signed by SEEC and Majority Syndicate Lenders.


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

                  (d) Benefits of Agreement. This Agreement is entered into for the sole protection and benefit of the parties hereto, their respective successors and assigns, and no other person or entity shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Agreement.

                  (e) Expenses. All costs and expenses incurred by the Agent and the WTI Syndicate in connection with the transactions contemplated by this Agreement shall be paid by SEEC.

                  (f) Entire Agreement. This Agreement, together with each of the documents reference herein (and each of the schedules and exhibits appended thereto) constitutes the entire agreement of the parties with respect to the matters set forth herein and supersedes any prior agreements, commitments, discussions and understandings, oral or written, with respect thereto.

                  (g) Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties to this Agreement. SEEC may not assign, except as expressly contemplated herein, any rights, obligations or benefits under this Agreement without the prior written consent of the Majority Syndicate Lenders.

                  (h) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, legal, and enforceable under all applicable laws and regulations. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

                  (i) Counterparts. This Agreement may be executed in any number of counterparts, including counterparts transmitted by facsimile or electronic transmission, each of which shall be an original, but all of which together shall constitute one instrument.

                  (j) Further Assurances. Each party to this Agreement shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as the other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

                  (k) Construction; Titles; Gender. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Whenever used herein, the singular number shall include the plural and the plural the singular, and the use of any gender shall be applicable to all genders.


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         Section 9. Representations. In order to induce the Agent and the WTI
Syndicate to enter into this Agreement and to continue the financial accommodations under the Syndicate Loan Agreement, SEEC hereby represents and warrants to the Agent and the WTI Syndicate that:

                  (a) Corporate Existence; Compliance with Law. SEEC (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority and the legal right to own and operate its property, and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or operation of property or the conduct of its business require such qualification, and (iv) is in compliance with all material laws applicable to SEEC and its business, except to the extent that the failure to so qualify as a foreign corporation as required by clause (iii) of this Section or to comply with all requirements of applicable law as required by clause (iv) of this Section would not have a material adverse effect on the business, operations, property or financial condition of SEEC, and would not materially adversely affect the ability of SEEC to perform its obligations under this Agreement.

                  (b) Corporate Power; Authorization; Enforceable Obligations. SEEC has the corporate power and authority and the legal right to make, execute, deliver and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize the assumption and payment of the Restructured Syndicate Debt on the terms and conditions of this Agreement, and to authorize the execution, delivery and performance of this Agreement. No consent or authorization of, filing with, or other act by or in respect of any other person (including stockholders and creditors of SEEC) or any governmental authority, is required in connection with the execution, delivery, performance, validity or enforceability against SEEC of this Agreement or the Syndicate Indebtedness, except for such consents as have been obtained or made. This Agreement and the Restructured Syndicate Debt are the legal, valid and binding obligations of SEEC, enforceable against SEEC in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

                      (This space intentionally left blank)


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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first written above.


"SEEC"

SEEC, INC., a Pennsylvania corporation



By:      /s/ Ravindra Koka
         ------------------------------
Name:    Ravindra Koka
Title:   President and CEO

Address: Park West One
         Cliff Mine Road, Ste. 200
         Pittsburgh, PA 15275
         Facsimile: 412.893.0415
         Attention: Chief Executive Officer

with a copy to:   Cohen & Grigsby, P.C.
                  11 Stanwix St., 15th Floor
                  Pittsburgh, PA  15222
                  Facsimile: 412.209.0672
                  Attention: Daniel L. Wessels


"SHERWOOD" or "ASSIGNEE"

SHERWOOD PARTNERS, INC., a California corporation, solely as assignee for the benefit of creditors of Asera, Inc., a Delaware corporation

By:      /s/ Michael S. Maidy
         ------------------------------
Name:    Michael S. Maidy
Title:   President

Address: 1849 Sawtelle Blvd., Ste. 543
         Los Angeles, CA  90025
         Facsimile: 310.477.8402
         Attention: Michael Maidy

with a copy to:   Sulmeyer, Kupetz, Baumann &
                  Rothman
                  300 South Grand Ave., 14th Floor
                  Los Angeles, California 90071
                  Facsimile: 213.629.4520
                  Attention: David S. Kupetz




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"WTI SYNDICATE"

VENTURE LENDING & LEASING III, INC.,
in its capacity as collateral agent for
itself as a lender and for the WTI Syndicate

By:      /s/ Salvador Gutierrez
         ------------------------------
Name:    Salvador Gutierrez
Title:   President

Address: 2010 North First, Suite 310
         San Jose, CA 95131
         Facsimile:  408.436.8577
         Attention:  Salvador Gutierrez

GATX VENTURES, INC.

By:      /s/ Carl F. Swanson
         ------------------------------
Name:    Carl F. Swanson
Title:   Vice President

Address: 3687 Mt. Diablo Blvd., Suite 200
         Lafayette, CA 94549
         Facsimile:  925.258.6020
         Attention:  Carl Swanson

THIRD COAST CAPITAL,
a division of DVI Financial Services, Inc.

By:      /s/ R. Stephen Guerin Jr.
         ------------------------------
Name:    R. Stephen Guerin Jr.
Title:   Vice President

Address: 2500 York Road
         Jamison, PA 18929
         Facsimile: 215.488.5418
         Attention:  Stephen Guerin

VENTURE BANKING GROUP,
a division of Cupertino National Bank

By:      /s/ John Krogstad
         ------------------------------
Name:    John Krogstad
Title:   SVP

Address: Cupertino National Bank
         Three Palo Alto Square, Suite 150
         Palo Alto, CA 94306
         Facsimile: 650.843.6969
         Attention:  John Krogstad



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HELLER FINANCIAL LEASING, INC.,
a GE Capital company

By:      /s/ M. Gail Fitzpatrick
         ------------------------------
Name:    M. Gail Fitzpatrick
Title:   Senior Vice President

Address: GE Technology Finance
         500 West Monroe
         Chicago, IL 60661
         Facsimile:  312.876.2593
         Attention:  Portfolio Management


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